HENDERSON GLOBAL FUNDS

Written Instrument Amending Establishment and Designation of a Class of Beneficial Interests

The undersigned, constituting all of the Trustees of the Henderson Global Funds (the “Trust”), a statutory trust organized pursuant to a Declaration of Trust dated May 11, 2001, as amended (the “Declaration of Trust”), pursuant to Sections 6.2 and 6.3 of Article VI of the Declaration of Trust, do hereby amend the name of the class of shares of beneficial interest (the “Shares”) of the Henderson Emerging Markets Opportunities Fund, a series of the Trust (each a “Series”), currently known as Class W and redesignate such class of shares of beneficial interest as Class I (the “Class”).  The Shares of the Class of the Series shall continue to be redeemable and have the same voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, terms and conditions, as set forth in the Declaration of Trust with respect to the Series and Class set forth therein.  The Shares, when issued and paid for in accordance with the terms of the then current Registration Statement, shall be validly issued, fully paid and nonassessable.

 (Signature Page Follows)

(Signature Page – Henderson Global Funds - Written Instrument Amending Establishment and Designation of a Class of Beneficial Interests)

IN WITNESS WHEREOF, the undersigned have this 10th day of December, 2010 signed these presents, in one or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same document.

/s/ C. Gary Gerst C. Gary Gerst, Chairman and Trustee
/s/ Roland C. Baker Roland C. Baker, Trustee
/s/ Faris F. Chesley Faris F. Chesley, Trustee